Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement of Mining Oil, Inc. (a “Development Stage Company”) on Form 10 of our report dated March 19, 2008, except for Note 9 for which the date is March 28, 2008, relating to the financial statements as of December 31, 2007 and for the period from inception (July 12, 2007) through December 31, 2007, included herein. Our audit opinion includes an explanatory paragraph stating that there is substantial doubt about the Company’s ability to continue as a going concern.

/s/ Pannell Kerr Forster of Texas, P.C.

Houston, Texas

April 11, 2008